EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports
Fiscal 2009 Second Quarter Results

New York, New York (March 5, 2009)—Frederick’s of Hollywood Group Inc. (formerly, Movie Star, Inc.) (NYSE Alternext US: FOH)  (“Company”) today announced financial results for its second quarter ended January 24, 2009.  On January 28, 2008, the Company completed its merger with FOH Holdings, Inc. (“FOH Holdings”), the parent company of Frederick’s of Hollywood, Inc.  The merger was accounted for as a reverse acquisition in which the Company was treated as the acquired company and FOH Holdings was treated as the acquiring company.  The historical financial information presented for the periods and dates prior to January 28, 2008, the closing date of the merger, is that of FOH Holdings and its subsidiaries, and for periods subsequent to January 28, 2008 is that of the merged company.

Net sales for the fiscal 2009 second quarter increased 24.7% to $52,516,000 from $42,112,000 for the fiscal 2008 second quarter.  The increase in net sales resulted from the addition of $14,164,000 of net sales from the wholesale division following the consummation of the merger.  This increase was partially offset by a decrease in retail net sales of $3,760,000 to $38,352,000 for the three months ended January 24, 2009 from $42,112,000 for the three months ended January 26, 2008.

Gross margin, as a percentage of sales, decreased 4.9 percentage points to 34.8% for the fiscal 2009 second quarter from 39.7% for the fiscal 2008 second quarter.  The decrease was partially due to the lower gross margin for the wholesale division, which was approximately 27.0% for the three months ended January 24, 2009.  The gross margin for the retail division also decreased and was 37.7% for the three months ended January 24, 2009 compared to 39.7% for the three months ended January 26, 2008.  This decrease was primarily attributable to lower retail sales levels, which increased the percentage of the Company’s fixed costs included in cost of sales as they relate to sales.

For the fiscal 2009 second quarter, selling, general and administrative expenses were $18,812,000, representing $14,239,000 of expenses from the retail division and the addition of $4,573,000 of expenses from the wholesale division and corporate executive office following the consummation of the merger.  For the fiscal 2008 second quarter, selling, general and administrative expenses were $18,519,000, representing only the expenses of the retail division.  Although total selling, general and administrative expenses for the fiscal 2009 second quarter increased by $293,000 compared to the fiscal 2008 second quarter, the retail division’s selling, general and administrative expenses decreased by $4,280,000 for the fiscal 2009 second quarter compared to the fiscal 2008 second quarter.

As the Company’s market capitalization was significantly below its book value during the first half of fiscal 2009, the Company performed an impairment analysis and determined that the goodwill balances on both the retail and wholesale segments were impaired.  Accordingly, the Company recorded a goodwill impairment charge of $19,100,000.  This impairment charge is a non-cash expense and will not affect the Company’s operations, cash flows or availability under its credit facility.

For the fiscal 2009 second quarter, the Company recorded a net loss available to common shareholders of $20,201,000, or $(0.77) per basic and diluted share ($1,101,000 or $(0.04) per basic and diluted share excluding the goodwill impairment), compared to a net loss available to common shareholders of $2,421,000, or $(0.20) per diluted share, for the fiscal 2008 second quarter.  Adjusted EBITDA for the fiscal 2009 second quarter was $1,278,000 compared to an adjusted EBITDA loss of $590,000 for the fiscal 2008 second quarter.  A reconciliation of GAAP results to Adjusted EBIDTA, a non-GAAP measurement, is provided in the accompanying table.

Net sales for the six months ended January 24, 2009 increased 19.9% to $95,081,000 from $79,299,000 for the six months ended January 26, 2008.  The increase in net sales resulted from the addition of $23,600,000 of net sales from the wholesale division following the consummation of the merger.  This increase was partially offset by a decrease in retail net sales of $7,818,000 to $71,481,000 for the six months ended January 24, 2009 from $79,299,000 for the six months ended January 26, 2008.

Gross margin, as a percentage of sales, decreased 5.8 percentage points to 34.7% for the six months ended January 24, 2009 from 40.5% for the six months ended January 26, 2008.  The decrease was partially due to the lower gross margin for the wholesale division, which was approximately 27.3% for the six months ended January 24, 2009.  The gross margin for the retail division also decreased and was 37.1% for the six months ended January 24, 2009 compared to 40.5% for the six months ended January 26, 2008.  This decrease was primarily attributable to lower retail sales levels, which increased the percentage of the Company’s fixed costs included in cost of sales as they relate to sales.

For the six months ended January 24, 2009, selling, general and administrative expenses were $38,187,000, representing $28,431,000 of expenses from the retail division and the addition of $9,756,000 of expenses from the wholesale division and corporate executive office following the consummation of the merger.  For the six months ended January 26, 2008, selling, general and administrative expenses were $37,158,000, representing only the expenses of the retail division. Although total selling, general and administrative expenses for the six months ended January 24, 2009 increased by $1,029,000 compared to the six months ended January 26, 2008, the retail division’s selling, general and administrative expenses decreased by $8,727,000 for the six months ended January 24, 2009 compared to the six months ended January 26, 2008.

For the six months ended January 24, 2009, the Company recorded a net loss available to common shareholders of $25,487,000, or $(0.97) per diluted share ($6,387,000 or $(0.24) per diluted share excluding the goodwill impairment), compared to a net loss available to common shareholders of $6,348,000, or $(0.54) per diluted share, for the six months ended January 26, 2008.  Adjusted EBITDA for the six months ended January 24, 2009 was a loss of $1,662,000 compared to an adjusted EBITDA loss of $2,701,000 for the six months ended January 26, 2008.

Thomas Lynch, the Company’s Chief Executive Officer, stated, “Although business conditions have been challenging, we have been successful in reducing our operating expenses and improving our adjusted EBITDA.  We remain committed to the continued implementation of key business initiatives, including continuing to reduce and control operating expenses and vertically integrating our retail and wholesale operations where complementary to derive additional margin benefits.  Since the consummation of the merger, excluding store personnel, we have reduced our domestic workforce by approximately 25% and have transitioned certain manufacturing support functions previously performed by some of these employees to our facility in the Philippines.  This net reduction in workforce has resulted in an annualized net salary savings of approximately $4.5 million and an additional savings of approximately $1.0 million in benefits and other related costs.”

Mr. Lynch continued, “We have a restructured management team in place to streamline our consolidation efforts and provide for the coordinated operation of the retail and wholesale divisions.  This team is focused on disciplined and careful management of all aspects of the business, including inventory, expenses, capital expenditures, cash and liquidity.  As part of our continued efforts to manage expenses, subsequent to the end of the second fiscal quarter, we closed six underperforming stores at the end of the applicable lease termination dates and anticipate closing one additional store prior to the end of fiscal year 2009.  We are also striving to maximize sales by executing successful merchandising and marketing strategies to a more targeted customer base and providing our retail and wholesale customers with fashionable quality products.  We anticipate that the launch our new, state-of-the-art website in Spring 2009 will further enhance our retail customers’ shopping experience.  In addition, we are exploring other strategic initiatives to return to profitability and increase shareholder value.”

Non-GAAP Financial Measures
For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as net loss appearing on the statement of operations less depreciation and amortization, interest, income tax expense, stock compensation expense, deferred rent and non-cash goodwill impairment.  Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Six Months Ended
	January 24, 2009*	January 26, 2008	January 24, 2009*	January 26, 2008
Net loss available to common shareholders	$(20,201)	$(2,421)	$(25,487)	$(6,348)
Net loss available to common shareholders	$(20,201)	$(2,421)	$(25,487)	$(6,348)

Depreciation and amortization	1,536	1,070	3,006	1,964
Interest	421	641	849	1,267
Income tax expense	21	-	41	-
Stock compensation expense	198	61	440	112
Deferred rent	203	59	389	304
Non-cash goodwill impairment	19,100	-	19,100	-

Adjusted EBITDA	$1,278	$(590)	$(1,662)	$(2,701)

*  Reflects the merged entity.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions:  the multi-channel retail division and the wholesale division.

About the Retail Division
Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through approximately 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

About the Wholesale Division
Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada.  Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	January 24,	July 26,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,936	$1,988
Accounts receivable	6,454	5,788
Income tax receivable	155	112
Merchandise inventories	27,541	24,572
Prepaid expenses and other current assets	4,249	3,515
Deferred income tax assets	2,321	2,766
Total current assets	42,656	38,741
PROPERTY AND EQUIPMENT, Net	23,163	22,576
GOODWILL	-	19,100
INTANGIBLE AND OTHER ASSETS	26,609	27,265
TOTAL ASSETS	$92,428	$107,682
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility and term loans	$16,776	$11,093
Current portion of long-term debt	20	50
Accounts payable and other accrued expenses	24,467	20,709
Total current liabilities	41,263	31,852
DEFERRED RENT AND LEASE INCENTIVES	4,350	3,846
LONG TERM DEBT – related party	12,946	12,561
OTHER	14	55
DEFERRED INCOME TAX LIABILITIES	11,357	11,802
TOTAL LIABILITIES	69,930	60,116
PREFERRED STOCK, $.01 par value – authorized, 10,000,000 shares at January 24, 2009 and July 26, 2008; issued and outstanding 3,629,325 shares of Series A preferred stock at January 24, 2009 and July 26, 2008	7,500	7,500
COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value – authorized, 200,000,000 shares at January 24, 2009 and July 26, 2008; issued and outstanding 26,194,102 shares at January 24, 2009 and 26,141,194 shares at July 26, 2008	262	261
Additional paid-in capital	60,023	59,558
Accumulated deficit	(45,231)	(19,744)
Accumulated other comprehensive loss	(56)	(9)
TOTAL SHAREHOLDERS’ EQUITY	14,998	40,066
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$92,428	$107,682

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	January 24,	January 26,	January 24,	January 26,
	2009*	2008	2009*	2008

Net sales	$52,516	$42,112	$95,081	$79,299
Cost of goods sold, buying and occupancy	34,223	25,373	62,110	47,222
Gross profit	18,293	16,739	32,971	32,077
Selling, general and administrative expenses	18,812	18,519	38,187	37,158
Goodwill impairment	19,100	-	19,100	-
Operating loss	(19,619)	(1,780)	(24,316)	(5,081)
Interest expense, net	421	641	849	1,267
Loss before income tax provision	(20,040)	(2,421)	(25,165)	(6,348)
Income tax provision	21	-	41	-
Net loss	(20,061)	(2,421)	(25,206)	(6,348)
Less: Preferred stock dividends	140	-	281	-
Net loss available to common shareholders	$(20,201)	$(2,421)	$(25,487)	$(6,348)

Basic net loss per share	$(0.77)	$(0.20)	$(0.97)	$(0.54)

Diluted net loss per share	$(0.77)	$(0.20)	$(0.97)	$(0.54)

Weighted average shares outstanding – basic	26,192	11,845	26,182	11,845
Weighted average shares outstanding – diluted	26,192	11,845	26,182	11,845

*   Reflects the merged entity.